Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of December 17, 2010, is entered into among SOUTHERN CALIFORNIA BRAIDING CO., INC., a California corporation (“Seller”), LEO P. McINTYRE, TRUSTEE OF THE EXEMPTION TRUST CREATED UNDER THE McINTYRE FAMILY TRUST DATED OCTOBER 4, 1993 AS AMENDED AND RESTATED IN ITS ENTIRETY DATED JULY 12, 2005 (“Exemption Trust”), LEO P. McINTYRE, TRUSTEE OF THE McINTYRE SURVIVOR’S TRUST, RESTATEMENT DATED JUNE 13, 2006, CREATED UNDER THE McINTYRE FAMILY TRUST DATED OCTOBER 4, 1993 (“Survivor Trust”), CRAIG PFEFFERMAN (“Pfefferman”), an individual, and LEO P. McINTYRE (McIntyre”), an individual (with Exemption Trust, Survivor Trust, Pfefferman, and McIntyre individually and collectively called “Shareholders” for identification purposes, it being understood that McIntyre is not actually a stockholder of Seller) and CSCB, Inc., a Delaware corporation (“Buyer”).

RECITALS:

WHEREAS, Seller is engaged in the business of manufacturing, selling, servicing and supporting cable assemblies, molded cables, wiring harnesses, multi-conductor cable, specialty cables, “Black Box” inter-connecting devices, fiber optics, test panels and cabinets, connectors and specialty electro-mechanical assemblies and similar or related products, as well as providing engineering and manufacturing feasibility and capabilities studies, including such other and all business carried on by Seller currently or within the past three years or currently directly and actually planned or proposed to be carried on by Seller to the actual knowledge of Shareholders or the members of the senior management team of Seller that report directly to Craig Pfefferman (collectively, the “Business”); and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets, and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

1.1           Definitions.  The following terms have the meanings specified or referred to in this Article 1:

“Accounts Receivable” has the meaning set forth in Section 2.1(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled By, or is Under Common Control With, such Person.

“Agreement” has the meaning set forth in the preamble.

“Assigned Contracts” has the meaning set forth in Section 2.1(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.2(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.2(a)(iv).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Audited Financial Statements” has the meaning set forth in Section 4.4.

“Balance Sheet” has the meaning set forth in Section 4.4.

“Balance Sheet Date” has the meaning set forth in Section 4.4.

“Benefit Plan” has the meaning set forth in Section 4.19(a).

“Bill of Sale” has the meaning set forth in Section 3.2(a)(ii).

“Books and Records” has the meaning set forth in Section 2.1(m).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Basket Exclusions” has the meaning set forth in Section 7.4(a).

“Buyer Indemnitees” has the meaning set forth in Section 7.2.

“Buyer’s Accountants” means EFP Rotenberg, LLC or such other firm as may be designated by Buyer.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth in Section 3.1.

“Closing Backlog” means the closing backlog shown on Seller’s books in the Ordinary Course of Business as of the Closing Date related to customers listed in Section 1.1(a).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, determined as of the open of business on the Closing Date as more particularly described in Section 2.6.

“Closing Working Capital Statement” has the meaning set forth in Section 2.6(a)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collections Statement” has the meaning set forth in Section 6.8(c).

“Contracts” means all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral.

“Control” (including the terms “Controlled By” and “Under Common Control With”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Current Assets” means the current assets of the Business that are Purchased Assets and are “Accounts receivable less allowance for doubtful accounts” “Inventory,” “Prepaid expenses” and Deposits related to Purchased Assets; provided, however, to the extent that they would be otherwise included therein, Current Assets shall not include (i) tax assets such as prepaid Taxes, (ii) prepaid expenses related to Excluded Assets, Excluded Contracts and Excluded Liabilities, and (iii) cash.

“Current Liabilities” means the current liabilities of the Business that are “Accounts payable” and “Accrued expenses;” provided, however, to the extent that they would otherwise be included therein, Current Liabilities shall not include (i) Excluded Liabilities, (ii) liabilities for Taxes, (iii) liabilities for transaction costs and transfer taxes related to the transactions contemplated by this Agreement, and (iv) obligations, including salary, bonus, benefits, and any others, to Employees.

“Designated Consents” means the consents shown on Section 1.1(a) of the Disclosure Schedules and further described in Section 2.9.

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.6(b)(iii).

“Dollars or $”  means the lawful currency of the United States.

“Employees” means those Persons employed by Seller in connection with the Business immediately prior to the Closing Date.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Attributes” means any emissions and renewable energy credits, energy conservation credits, benefits, offsets and allowances, emission reduction credits or words of similar import or regulatory effect (including emissions reduction credits or allowances under all applicable emission trading, compliance or budget programs, or any other federal, state or regional emission, renewable energy or energy conservation trading or budget program) that have been held, allocated to or acquired for the development, construction, ownership, lease, operation, use or maintenance of the Business or the Purchased Assets or as of (i) the date of this Agreement and (ii) future years for which allocations have been established and are in effect as of the date of this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (a) the presence, Release of, or exposure to, any Hazardous Materials or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata) or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.  The term “Environmental Law” includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the California Safe Drinking Water and Toxic Enforcement Act of 1986 (known as “Proposition 65”), Health & Safety Code Secs. 25249.5 et seq, the California Global Warming Solutions Act of 2006, Health & Safety Code 38500 et seq and, as applicable, all Laws and other requirements of the European Union or other foreign jurisdiction of a similar nature.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law and/or issued by a Governmental Authority.

“Environmental Report” means the Phase I Environmental Site Assessment and Limited Compliance Review dated December 7, 2010 related to Seller and prepared by Environmental Resources Management.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Escrow Agent” means Wells Fargo.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing in the form attached hereto as Exhibit A.

“Escrow Amount” means the sum of $2,500,000 to be deposited with the Escrow Agent and held in escrow pursuant to Section 2.5(b) and the Escrow Agreement.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.5(d).

“Estimated Closing Working Capital Adjustment” has the meaning set forth in Section 2.5(d).

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Contracts” has the meaning set forth in Section 2.2(b).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded Liability Objection Notice” has the meaning set forth in Section 6.14.

“Excluded Liability Payment Notice” has the meaning set forth in Section 6.14.

“Financial Statements” has the meaning set forth in Section 4.4.

“FIRPTA Certificate” has the meaning set forth in Section 3.2(a)(viii).

“GAAP” means United States generally accepted accounting principles in effect from time to time, as codified in the Accounting Standards Codification.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, consent decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guarantor” means IEC Electronics Corp., a Delaware corporation.

“Guarantor’s Transfer Agent” means Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, Attention:  Rick E. Boyle (800-866-1340 ext. 2609).

“Hazardous Materials” means (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls and greenhouse gases (including carbon dioxide, methane, nitrous oxide, hydrofluorocarbons, perfluorocarbons and sulphur hexafluoride).

“Impaired Benefits” means the aggregate Closing Backlog for Raytheon agreements listed in and purchase orders referenced in Section 1.1(a) of the Disclosure Schedules.

“Indemnified Party” has the meaning set forth in Section 7.5.

“Indemnifying Party” has the meaning set forth in Section 7.5.

“Independent Accountants” means Grant Thornton, LLP.

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered, unregistered or arising by Law, and all registrations and applications for registration of such trademarks, including intent-to-use applications, and all issuances, extensions and renewals of such registrations and applications, (b) internet domain names, whether or not trademarks, registered in any generic top level domain by any authorized private registrar or Governmental Authority, (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered, unregistered or arising by Law), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications, (d) confidential information, formulas, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions and other trade secrets, whether or not patentable and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used in or necessary for the conduct of the Business as conducted during the past three years and as currently planned or proposed to be conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.2(a)(iv).

“Intellectual Property Licenses” means all licenses, sublicenses and other agreements by or through which other Persons, including Seller’s Affiliates, Shareholders or Related Persons, grant Seller exclusive or non-exclusive rights or interests in or to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted but in all cases excluding off-the-shelf software licenses.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.4.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.4.

“Interim Financial Statements” has the meaning set forth in Section 4.4.

“Inventory” has the meaning set forth in Section 2.1(b).

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Leo P. McIntyre or Craig Pfefferman, or knowledge either of such Persons could be expected to discover or otherwise become aware of in the course of conducting an reasonably comprehensive investigation of management level employees or others likely to have special knowledge of a situation regarding the accuracy of the matter in question.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases”  has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, diminution of value, costs or expenses of whatever kind, whether or not from Third Party Claims, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers and defending any claims.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the transactions contemplated hereby on a timely basis, but in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect, condition, event, change or occurrence impacting Seller to the extent caused by any actions taken, delayed or omitted to be taken by Seller at the request of Buyer, or any of its representatives.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Negotiation Period” has the meaning set forth in Section 2.5(c).

“Objection Discussion Period” has the meaning set forth in Section 6.14.

“Ordinary Course of Business” with respect to any action taken by a person means such action is consistent in nature and scope with the past practices of such Person, is of a magnitude either consistent in nature and scope with the past practices of such Person or reasonably related to the then current needs of the Business, and is taken in the ordinary course of normal, day-to-day operations of such Person.

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from any applicable Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 4.8(a)(i).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pfefferman Escrow Shares” means 96,413 restricted shares of Guarantor that has a Closing Date market value of $587,155.17, based upon the closing price for Guarantor stock the second last Business Day immediately prior to the Closing Date, delivered by Buyer to the Escrow Agent.

“Pfefferman Purchase Shares” means 3,587 restricted shares of Guarantor.

“Post-Closing Adjustment” has the meaning set forth in Section 2.6(a)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Purchase Price” has the meaning set forth in Section 2.5.

“Purchased Assets” has the meaning set forth in Section 2.1.

“Qualified Benefit Plan” has the meaning set forth in Section 4.19(c).

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Related Person” of any Person means any immediate family member including a parent or parent inlaw, sibling or sibling inlaw, child or child inlaw, grandchild or grandchild inlaw, or first cousin or first cousin inlaw.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.6(b)(ii).

“Restricted Business” means the Business, including without limitation the procurement, manufacture, or sale of products or services of the kind procured, manufactured, or sold in the Business.

“Restricted Period” has the meaning set forth in Section 6.3(a).

“Review Period” has the meaning set forth in Section 2.6(b)(i).

“Seller” has the meaning set forth in the preamble.

“Seller Basket Exclusions” has the meaning set forth in Section 7.4(b).

“Seller Indemnitees” has the meaning set forth in Section 7.3.

“Seller’s Accountants” means Kushner, Smith, Joanou & Gregson, LLP.

“Shareholders” has the meaning set forth in the preamble to this Agreement.

“Statement of Objections” has the meaning set forth in Section 2.6(b)(ii).

“Subsidiary” of any Person means any other Person that directly or indirectly, through one or more intermediaries, is Controlled By such Person.

“Supplemental Escrow Amount” means the aggregate sum of the Impaired Benefits, to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement.

“Tangible Personal Property” has the meaning set forth in Section 2.1(e).

“Target Working Capital” has the meaning set forth in Section 2.6(a)(ii).

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means any geographic area in which the Business has been transacted or carried on, not limited to areas in which Seller has physical locations.

“Third Party Claim” has the meaning set forth in Section 7.5(a).

“Third Party Consent” shall have the meaning provided in Section 2.9.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Assignment and Assumption of Leases, and the other agreements, instruments and documents required to be delivered at the Closing.

“Undisputed Amounts” has the meaning set forth in Section 2.6(b)(iii).

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

“Working Capital Adjustment” has the meaning set forth in Section 2.5(d).

1.2          Interpretation.  For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”, (b) the word “or” is not exclusive and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole.  Unless the context otherwise requires, references herein (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement, (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder.  This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.  The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

ARTICLE 2
PURCHASE AND SALE

2.1          Purchase and Sale of Assets.  Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including the following:

(a)           all accounts or notes receivable held by Seller, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b)           all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c)           all Contracts with Seller’s customers and all offers or solicitations made by or to Seller to enter into such Contracts, all Intellectual Property Licenses, and all other Contracts including set forth on Section 2.1(c) of the Disclosure Schedules, (the “Assigned Contracts”);

(d)           all Intellectual Property Assets;

(e)          all furniture, fixtures, equipment, machinery, tools, molds, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f)           all Leased Real Property;

(g)          to the extent transferable, all Permits, including Environmental Permits, which are held by Seller and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(h)          all rights to any Actions of any nature available to or being pursued by Seller to the extent related to the Purchased Assets or the Assumed Liabilities (not including Liabilities assumed pursuant to Section 2.4(h), whether arising by way of counterclaim or otherwise;

(i)           all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees related to the Purchased Assets (excluding any such item relating to the payment of Taxes);

(j)           all of Seller’s rights under warranties, indemnities, non-competition agreements, non-disclosure agreements, non-solicitation agreements, exclusive relationships, and all similar rights against third parties to the extent related to any Purchased Assets;

(k)          all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities, but not including proceeds of insurance for Excluded Liabilities covered by Section 2.4(e);

(l)           all trade names, including all rights to use the name “Southern California Braiding” and derivatives thereof;

(m)         originals, or where not available, copies, of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, manuals, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and intellectual property files relating to the Intellectual Property Assets and the Intellectual Property Licenses, but not including items described in Section 2.2(d) (“Books and Records”);

(n)          non-exclusive rights to use training programs and materials currently used in the Business; and

(o)          all goodwill and the going concern value of the Business.

2.2          Excluded Assets.  Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a)          cash and cash equivalents;

(b)          Contracts that are not Assigned Contracts (the “Excluded Contracts”);

(c)          all Owned Real Property;

(d)          the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other documents or records having to do with the corporate organization of Seller or the maintenance and existence of Seller including taxpayer and other identification numbers; Tax Returns, Tax information and Tax records; auditors’ work papers; all books and records prepared or received in connection with the sale of the Business, including legal advice received in connection therewith, offers received from prospective purchasers and any information relating to such offers; and books and records related exclusively to the Excluded Assets or the Excluded Liabilities;

(e)           Benefit Plans;

(f)           notes made by Affiliates, Shareholders or Related Persons payable to, and other obligations of Affiliates, Shareholders and Related Persons to, Seller;

(g)          the assets, properties and rights specifically set forth on Section 2.2(g) of the Disclosure Schedules;

(h)          all attorney-client privileged communications with, and attorney work product for, Seller with respect to Excluded Assets or Excluded Liabilities;

(i)           prepaid Taxes, prepaid expenses not part of Purchased Assets, refunds to Seller unless included in Current Assets in the Closing Working Capital, and deposits and returns pertaining to Taxes that are Seller’s obligation.

(j)           the rights which accrue or will accrue to Seller under the Transaction Documents.

2.3          Assumed Liabilities.  Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a)          all accounts payable of Seller to third parties for which there is an adequate accrual in the Closing Working Capital;

(b)          all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder relate to periods after the Closing Date or there is an adequate accrual for the Liabilities thereunder in the Closing Working Capital; provided in either case that such Liabilities were incurred in the Ordinary Course of Business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date; and

(c)          Liabilities for customer markdowns, rebates, returns, refunds, chargebacks, discounts and allowances for which there is an adequate accrual in the Closing Working Capital.

2.4          Excluded Liabilities.  Except for the Assumed Liabilities, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Shareholders, Seller or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”).  Seller shall, and shall cause each of its Shareholders and Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy.  Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a)          any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including fees and expenses of counsel, accountants, consultants, advisers, brokers shown on Section 4.22 of the Disclosure Schedules and any others;

(b)          any Liability (including Encumbrances) for (i) Taxes of Seller (or any Shareholder or Affiliate of Seller) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, (ii) Taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 6.9 or (iii) other Taxes of Seller (or any Shareholder or Affiliate of Seller) of any kind or description (including any Liability for Taxes of Seller (or any Shareholder or Affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c)          any Liabilities (including Encumbrances) relating to or arising out of the Excluded Assets;

(d)          any Liabilities (including Encumbrances) in respect of any Action (including any pending or threatened Action) arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e)          any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Seller, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured, distributed or sold or any service performed by Seller;

(f)           any recall, design defect or similar claims as to any products manufactured, distributed or sold or any service performed by Seller;

(g)          any Liabilities of Seller arising under or in connection with any Benefit Plan providing benefits to any present or former employee of Seller;

(h)           any Liabilities of Seller to any present or former employees, temporary employees, agents or independent contractors of Seller, of any kind or nature, including any Liabilities associated with any claims for wages (including overtime, unpaid meal breaks, accrued unused vacation, PTO, WARN pay, commissions and bonuses and associated interest and penalties) or other benefits, bonuses, workers’ compensation (including claims made or claims incurred but not reported), severance, retention, termination or other payments or any claims under any employment, severance, retention or termination agreement with any employee, former employee, agent or independent contractor of Seller;

(i)           any Environmental Claims, or Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing Date or otherwise to the extent arising out of any actions or omissions of Seller;

(j)           any accounts payable of Seller (i) to the extent for which there is not an adequate accrual in the Closing Working Capital, (ii) which constitute intercompany payables owing to Shareholders, Related Persons or Affiliates of Seller, or (iii) which constitute debt, loans or credit facilities to financial institutions;

(k)           any Liabilities (including Encumbrances) of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Seller on or before the Closing Date, (ii) did not arise in the Ordinary Course of Business or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(l)           any Liabilities to indemnify, reimburse or advance amounts to any present or former stockholder, officer, director, employee, consultant, advisor or agent of Seller (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to Section 7.3 as Seller Indemnitees;

(m)         any Liabilities (including Encumbrances) under the Excluded Contracts or any other Contracts, including Intellectual Property Licenses, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement, subject, however to Section 2.9(a), (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to the Closing Date;

(n)          any Liabilities (including Encumbrances) associated with debt, loans, letters of credit or credit facilities of Seller owing to financial institutions;

(o)          any Liability to distribute to any of Seller’s shareholders or otherwise apply any part of the consideration received hereunder; and

(p)          any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its Shareholders or Affiliates to comply with any Law or Governmental Order.

2.5          Purchase Price.  The aggregate purchase price for the Purchased Assets shall be $25,000,000, subject to adjustment pursuant to Section 2.5(d) and Section 2.6 hereof (the “Purchase Price”), plus the assumption of the Assumed Liabilities.  The Purchase Price shall be paid as follows:

(a)          The Purchase Price less the Escrow Amount and Supplemental Escrow Amount shall be paid by (i) deposit in FedEx, for next Business Day delivery, of a written direction to the Guarantor’s Transfer Agent, with accompanying opinion of counsel, to issue and deliver the Pfefferman Purchase Shares to Pfefferman, (ii) delivery of $3,941,001 in cash to Pfefferman, and (iii) delivery of $19,553,450 in cash to the Seller, or at Seller’s request to the Exemption Trust and/or Survivor Trust, with the afore-referenced cash deliveries to be made by wire transfer of immediately available funds to an account designated in writing by the recipient to Buyer or Buyer’s counsel no later than one Business Day prior to the Closing Date which shall be held in trust for Buyer until completion of the Closing; and

(b)          The Escrow Amount shall be deposited by (i) deposit in FedEx, for next Business Day delivery, of a written direction to the Guarantor’s Transfer Agent, with accompanying opinion of counsel, to issue and deliver the Pfefferman Escrow Shares in the name of Pfefferman to the Escrow Agent, and (ii) wire transfer of $2,536,007.36 in immediately available funds into an account designated by the Escrow Agent, each of which shall be held and distributed to Seller in accordance with the terms of the Escrow Agreement, subject, however, to reduction (and corresponding distribution to Buyer) in accordance with the terms of the Escrow Agreement to satisfy:

(i)           any adjustments to the Purchase Price in favor of Buyer pursuant to Section 2.6(a) not timely paid by Seller, subject, however, to Seller’s ongoing obligation to replenish any such amount,

(ii)          any and all claims made by Buyer or any other Buyer Indemnitee against Seller pursuant to Article 7,

(iii)         in the event gross sales of the acquired Business are less than $20,000,000 in calendar 2011, 30% of the difference between $20,000,000 and the actual total amount of gross sales for such period,

(iv)         in the event the backlog of the acquired Business at the end of calendar 2011 is less than $10,000,000, 30% of the difference between $10,000,000 and the actual total backlog for such period,

(v)          any payment made by Buyer in accordance with Section 6.8, subject, however, to Seller’s ongoing obligation to replenish any such amount, and

(vi)         any payment made by Buyer in accordance with Section 6.14, subject, however, to Seller’s ongoing obligation to replenish any such amount.

(c)          Buyer agrees to act in good faith and not take any commercially unreasonable actions which would result in an unreasonable distortion of the sales or backlog calculations used in determining any adjustments to the Purchase Price pursuant to Section 2.5(b)(iii) and Section 2.5(b)(iv) above.  Buyer will deliver to Seller a copy of any Shortfall Escrow Notice given under the Escrow Agreement.  After receipt of the Shortfall Escrow Notice from Buyer, Seller shall have 30 days to review the Shortfall Escrow Notice.  During such review period, Seller and Seller’s Accountants, at Seller’s expense, shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Shortfall Escrow Notice and to such historical financial information (to the extent in Buyer’s possession) relating to the Shortfall Escrow Notice as Seller may reasonably request for the purpose of reviewing the Shortfall Escrow Notice and to prepare any objections, provided, that such access shall be scheduled with Buyer in advance and shall be in a manner that does not interfere with the normal business operations of Buyer.  In the event that Seller in good faith believes that Buyer has not acted in good faith and or has taken any such commercially unreasonable actions, Seller may give a Dispute Notice as provided in the Escrow Agreement provided that such Dispute Notice is given within thirty (30) days after the Shortfall Escrow Notice is given.  Such Dispute Notice shall specify in reasonable detail the disputed amount and the basis for the dispute.  The Buyer and Seller shall negotiate in good faith to resolve such disputed matters within 30 days after the delivery of the Dispute Notice (the “Negotiation Period”), and, if the same are so resolved, in whole or in part, within the Negotiation Period, the Buyer and Seller shall give joint written instructions to the Escrow Agent specifying what, if any portion, of the disputed amount shall be released to the Buyer under the Escrow Agreement.  If the disputed matters are not so resolved, then the parties shall submit such dispute to the Independent Accountants that shall act as the arbitrator.  Each of Buyer and Seller will have the opportunity to present to, and discuss with, the Independent Accountants any material related to the dispute.  The determination shall be made by the Independent Accountants within thirty (30) days after submission of the dispute to it, and the Independent Accountants’ decision will be final and binding upon the parties.  The fees and expenses of the Independent Accountants shall be borne by the Seller and Buyer in proportion to the respective amounts by which the arbitrator makes an adverse determination to each of them.

(d)          The Supplemental Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed to Seller in applicable portions upon receipt of applicable Designated Consents in accordance with the terms of the Escrow Agreement, subject, however, to distribution of remaining portions to Buyer upon failure of Seller to provide such Designated Consents within the time provided in the Escrow Agreement.  Buyer shall have no obligation to make shipments to customers from which Designated Consents are required until such respective consents are received.

(e)          The Purchase Price shall be reduced in the event that the Closing Working Capital is less than $2,713,852 (the “Target Working Capital”).  Such reduction will be reflected as a reduction in the Purchase Price by an amount equal to the difference between the Target Working Capital and the Closing Working Capital.  The Purchase Price payable at Closing shall be increased in the event that such Closing Working Capital is greater than the Target Working Capital.  Such increase will be reflected as an increase in the Purchase Price by an amount equal to the difference between the Closing Working Capital and the Target Working Capital.  Such reduction or increase shall be referred to herein as the “Working Capital Adjustment.”  The Working Capital Adjustment shall be calculated and paid in two stages.  An initial adjustment shall be made to the Purchase Price payable at Closing based upon a statement of the estimated Closing Working Capital (the “Estimated Closing Working Capital”) as of the Closing prepared by Seller’s Accountants in accordance with Section 2.6(a)(i) and delivered by Seller to Buyer two (2) Business Days prior to Closing.  The Purchase Price payable at Closing will reflect any difference between Target Working Capital and Estimated Closing Working Capital (the “Estimated Closing Working Capital Adjustment”).  The final calculation of the adjustment to the Purchase Price shall be based upon the Closing Working Capital Statement referred to in Section 2.6(a)(i) and shall take into account the Post-Closing Adjustment (if any) pursuant to 2.6(a)(ii) below.  Payment with respect to any Post-Closing Adjustment shall be made as provided in 2.6(b)(vi) below.

2.6          Purchase Price Adjustment.

(a)         Post-Closing Adjustment.

(i)           Within 90 days after the Closing Date, Buyer shall prepare and deliver to Seller (A) a statement (the “Closing Working Capital Statement”) setting forth its calculation of Closing Working Capital with supporting detail comparable to that contained in the statement of Estimated Closing Working Capital, and (B) a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with this subsection.  The Estimated Working Capital Adjustment shall be prepared (A) in the case of inventory, using the audited inventory value established in Seller’s Account’s Independent Accountant’s Report on Applying Agreed Upon Procedures as of November 30, 2010 delivered under letter dated December 9, 2010, and (B) in the case of other items, including accounts receivable less reserve for doubtful accounts, deposits related to Purchased Assets, accounts payable, and accrued expenses, not including accrued obligations to Employees, as shown in Seller’s internal reports.  The final Working Capital Adjustment shall be based upon a reconciliation of the categories of items listed in (A) and (B) as included in the Estimated Working Capital Adjustment to actual as of the Closing Date.

(ii)           The “Post-Closing Adjustment” shall be an amount equal to the Closing Working Capital, as finally determined pursuant to this Section 2.6, minus Estimated Closing Working Capital.  If the Post-Closing Adjustment is a positive number, Buyer shall pay to Seller an amount equal to the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative number, Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(b)         Examination and Review.

(i)           Examination.  After receipt of the Closing Working Capital Statement from Buyer, Seller shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement.  During the Review Period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be scheduled with Buyer in advance and shall be in a manner that does not interfere with the normal business operations of Buyer.

(ii)          Objection.  On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for Seller’s disagreement therewith (the “Statement of Objections”).  If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller and shall be final and binding.  If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii)         Resolution of Disputes.  If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the Independent Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement.  The parties hereto agree that all adjustments shall be made without regard to materiality.  The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv)         Fees of the Independent Accountants.  If such a determination is necessary and (A) the Working Capital Adjustment, as finally determined, is greater than the last amount proposed by the Seller, then the fees and expenses of such accounting firm will be borne by the Buyer, and (B) the Working Capital Adjustment, as finally determined, is less than the last amount proposed by the Seller, then the fees and expenses of such accounting firm will be borne by the Seller.

(v)          Determination by Independent Accountants.  The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(vi)         Payments of Post-Closing Adjustment.  Except as otherwise provided herein, payment of any Post-Closing Adjustment, together with interest calculated as set forth below, shall be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Seller, as the case may be.  Such payment shall be due:

(A)           if there are no Disputed Amounts, within five Business Days of acceptance of the applicable Closing Working Capital Statement, or

(B)           if there are Disputed Amounts, as to the Undisputed Amounts then on or before the fifth Business Day after the last day of the Resolution Period, and as to Disputed Amounts, on or before the fifth Business Day after the resolution described in clause (v) above.

Any payment (including interest) of the Post-Closing Adjustment owed by Seller to Buyer and not promptly paid by Seller shall be paid to Buyer by the Escrow Agent from the Escrow Amount pursuant to the terms of the Escrow Agreement, and Seller shall reimburse the amount of any such payment to the Escrow Agent immediately with interest calculated as set forth herein.  The amount of any Post-Closing Adjustment shall bear interest from and including the date on which the payment is finally determined and due (or in the case of reimbursement of the Escrow Agent, from and including the date the Escrow Agent made payment to the Buyer), to but excluding the date of payment at four percent (4%) per annum.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

(c)         Adjustments for Tax Purposes.  Any payments made pursuant to Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

2.7          Allocation of Purchase Price.  Seller and Buyer agree that $100,000 of the Purchase Price shall be allocated to the covenants contained in Section 6.3.  Buyer will advise Seller of its allocation of the remaining Purchase Price when completed.

2.8          Guaranty.

(a)         Guarantor joins in and executes this Agreement for the sole purpose of evidencing its agreement to this Section 2.8, and shall have no obligation or liability hereunder except as provided in this Section 2.8.

(b)         Guarantor hereby guarantees for the benefit of the Seller and Shareholders the full, faithful and punctual performance of all obligations and covenants made and undertaken by Buyer in this Agreement, in accordance with their terms; provided, however, Guarantor shall have no obligation for the Assumed Liabilities.  This undertaking shall be for the sole and exclusive benefit of Seller and Shareholders and no other Person shall be a third party beneficiary or shall have any rights against Guarantor or benefits based upon the Guarantor’s agreement made in this subsection.

(c)          The obligations of Guarantor under this Section 2.8 shall survive the Closing.  Upon failure by Buyer, after written demand by Seller and Shareholders with a copy to Guarantor, to perform its obligations and covenants undertaken in this Agreement in accordance with their terms, separate action may be brought and prosecuted against Guarantor hereunder without necessity of Seller and Shareholder pursuing any other remedy in the power of such Seller or Shareholder whatsoever, including against Buyer, prior to enforcing the obligations of Guarantor under this Section 2.8.  Guarantor shall be entitled to any defenses, counterclaims, setoffs, or other remedies or benefits to which Buyer could otherwise avail itself.

(d)          Guarantor agrees that any circumstance which operates to toll the statute of limitations as to Buyer or Shareholders shall also operate to toll the statute of limitations as to Guarantor.  Buyer and Shareholders agree that any statute of limitations or time limitation for the benefit of Seller under this Agreement shall be equally applicable for the benefit of Guarantor.

(e)          Guarantor authorizes the Seller and/or Shareholders, without affecting or impairing the liability of Guarantor under this Section 2.8, from time to time to amend this Agreement in accordance with Section 8.8 to release Buyer from any of its obligations hereunder or thereunder or waive any of the conditions hereof or thereof.

(f)          Seller may, without notice to or the further consent of Buyer or Guarantor, assign its rights hereunder in whole or in part to any permitted assignee of this Agreement in accordance with Section 10.6.

(g)          Except to the extent expressly provided in this Agreement, with respect to its obligations under this Section 2.8, Guarantor waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor, and notices of acceptance of this Agreement.

2.9          Third Party Consents; Permits.

(a)          To the extent that Seller’s rights under any Contract constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person (“Third Party Consent”) that has not been obtained, including those consents described in Section 4.17(b) of the Disclosure Schedules, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Shareholders shall cause Seller, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) (including, if applicable, novations) as promptly as possible.  If any Third Party Consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Shareholders shall cause Seller, and Seller, to the maximum extent permitted by law and the Purchased Asset, and upon Buyer’s request, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and, at Buyer’s request, shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.  In any such arrangement requested by Buyer, Buyer shall have the sole responsibility with respect to the completion of the work; shall bear all costs and expenses with respect thereto; shall be solely entitled to the benefits thereof; and shall be solely responsible for any breach of warranty with respect to performance of such agreements after the Closing Date.

(b)          Certain Third Party Consents are listed on Schedule 1.1(a) of the Disclosure Schedules.  The parties agree that, in addition to the other obligations and rights of the parties under this Section 2.9, failure by Seller to deliver any of such listed Third Party Consents (“Designated Consents”) shall result in Buyer’s right to payment of the Impaired Benefits set forth in such Schedule under the circumstances set forth in the Escrow Agreement.  Any such payment shall be treated as a reduction of Purchase Price hereunder.  The Buyer acknowledges that the Third Party Consent may be general in nature and may not specifically reference each and every agreement listed in Schedule 1.1(a) of the Disclosure Schedules, so long as such Third Party Consent reasonably permits Buyer to assume and fulfill such agreements and receive the benefits thereof.

(c)          The Seller shall provide reasonable cooperation to Buyer as requested by Buyer in connection with issuance to Buyer of Permits necessary for continued operation of the Business after the Closing Date.

(d)          This Section 2.9 shall survive Closing.

ARTICLE 3
CLOSING

3.1          Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at such time, date or place as Seller and Buyer may mutually agree.  The date on which the Closing occurs is herein referred to as the “Closing Date” and the effective time of the Closing shall be 12:01 a.m. New York time on the Closing Date.  The parties agree that the Transaction Documents may be executed and delivered in electronically scanned format, which shall be legally binding upon the parties, provided that the parties will deliver originally executed copies of the Transaction Documents promptly after the Closing Date (it being understood that any failure to deliver such originally executed copies shall not affect the validity of the signatures delivered in electronically scanned format).

3.2          Closing Deliverables.

(a)          At the Closing, Seller shall deliver to Buyer the following:

(i)           the Escrow Agreement duly executed by Seller;

(ii)          a bill of sale in substantially the form of Exhibit B hereto (the “Bill of Sale”) and duly executed by Seller, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii)         an assignment and assumption agreement in substantially the form of Exhibit C hereto (the “Assignment and Assumption Agreement”) and duly executed by Seller, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv)         assignments in substantially the form of Exhibit D hereto (the “Intellectual Property Assignments”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to the Intellectual Property Assets and the Intellectual Property Licenses to Buyer;

(v)          with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Seller and the applicable lessor;

(vi)         a power of attorney in substantially the form of Exhibit E hereto and duly executed by Seller;

(vii)        evidence satisfactory to Buyer that all Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances;

(viii)       a certificate pursuant to Treasury Regulations Section 1.1445-2(b) (the “FIRPTA Certificate”) that Seller is not a foreign person within the meaning of Section 1445 of the Code duly executed by Seller;

(ix)         the certificates of the Secretary or Assistant Secretary of Seller certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder; and

(x)          such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement;

and delivery by Pfefferman to the Escrow Agent an executed undated stock power covering the Pfefferman Escrow Shares.

(b)          At the Closing, Buyer shall deliver to Seller the following:

(i)           the Purchase Price less the Escrow Amount and Supplemental Escrow Amount;

(ii)          the Escrow Agreement duly executed by Buyer;

(iii)         the Assignment and Assumption Agreement duly executed by Buyer;

(iv)         with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer; and

(v)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (A) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, and (B) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(c)          At the Closing, Buyer shall deliver the Escrow Amount and Supplemental Escrow Amount to the Escrow Agent pursuant to the Escrow Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Seller and each Shareholder severally, but not jointly, represent and warrant to Buyer that the statements contained in this Article 4 are true and correct as of the date hereof.

4.1          Organization and Qualification of Seller; Subsidiaries.  Seller is a corporation duly organized, validly existing and in good standing under the Laws of the state of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on the Business as currently conducted.  Section 4.1 of the Disclosure Schedules sets forth each jurisdiction in which Seller is licensed or qualified to do business, and Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary except where such failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect.  Seller has no Subsidiaries.

4.2          Authority of Seller and Shareholders.

(a)           Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller.  This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer and Guarantor) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as such enforceability against Seller may be limited by limitations on enforceability against Buyer or Guarantor by virtue of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies against Buyer or Guarantor.  When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms, except as such enforceability against Seller may be limited by limitations on enforceability against Buyer or Guarantor by virtue of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies against Buyer or Guarantor.

(b)          Each Shareholder has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Shareholder is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Shareholders of this Agreement and any other Transaction Document to which Shareholders are party, the performance by Shareholders of their obligations hereunder and thereunder and the consummation by Shareholders of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Shareholders.  This Agreement has been duly executed and delivered by Shareholders, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Shareholders enforceable against Shareholders in accordance with its terms, except as such enforceability against Shareholder may be limited by limitations on enforceability against Buyer or Guarantor by virtue of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies against Buyer or Guarantor.  When each other Transaction Document to which any Shareholder is or will be a party has been duly executed and delivered by such Shareholder (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Shareholder enforceable against it in accordance with its terms, except as such enforceability against Shareholder may be limited by limitations on enforceability against Buyer or Guarantor by virtue of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies against Buyer or Guarantor.

4.3          No Conflicts; Consents.  The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby (including assignment of the Assigned Contracts, Leased Real Property, and Intellectual Property Assets), do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Seller, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Seller, the Business or the Purchased Assets, (c) except as set forth in Section 4.3 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract or Permit to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract or agreement related to Leased Real Property or Intellectual Property Assets) or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby (except for Permits set forth in Section 4.3 of the Disclosure Schedules required for continued operation of the Business in the Ordinary Course of Business immediately after Closing).

4.4          Financial Statements.  Complete copies of the financial statements consisting of the balance sheet of the Business as of December 31, 2009 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the year then ended audited by Seller’s Accountant (the “Audited Financial Statements”), and unaudited, financial statements prepared by Seller’s Accountant consisting of the balance sheet of the Business as of September 30, 2010 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the nine month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer.  Except as set forth in Section 4.4 of the Disclosure Schedules, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements).  Except as set forth in Section 4.4 of the Disclosure Schedules, the Financial Statements are based on the books and records of the Business, and fairly present the financial condition of the Business in all material respects as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated.  The balance sheet of the Business as of December 31, 2009 that is part of the Audited Financial Statements is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of September 30, 2010 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”.

4.5          Undisclosed Liabilities.  Except as set forth in Section 4.5 of the Disclosure Schedules, Seller has no Liabilities with respect to the Business, except (a) Excluded Liabilities, and (b) those which have either have been paid or are included and adequately reserved for in the Closing Working Capital.  For the avoidance of doubt, the Liabilities disclosed in Section 4.5 of the Disclosure Schedules are Excluded Liabilities.

4.6          Absence of Certain Changes, Events and Conditions.

(a)          Since the Balance Sheet Date, and other than in the Ordinary Course of Business, except as set forth in Section 4.6 of the Disclosure Schedules there has not been any:

(i)           material change in any method of accounting or accounting practice for the Business, except as required by GAAP, as set forth in Section 4.4 of the Disclosure Schedules, or as disclosed in the notes to the Financial Statements;

(ii)          material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(iii)         incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business, except unsecured current obligations and Liabilities incurred in the Ordinary Course of Business not including obligations or Liabilities to Seller, Shareholders or their Affiliates and Related Persons;

(iv)         transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the Ordinary Course of Business;

(v)          cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets except in a writing included in Section 4.7 of the Disclosure Schedules;

(vi)         transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Licenses;

(vii)        material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(viii)       acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit, except in a writing included in Section 4.7 of the Disclosure Schedules;

(ix)          material capital expenditures which would constitute an Assumed Liability;

(x)          loan to, or entry into any other transaction with, any Employees, which loan or transaction remains outstanding or ongoing on the Closing Date;

(xi)         adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(xii)        purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $5,000 individually (in the case of a lease, for the entire term of the lease, not including any option term) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the Ordinary Course of Business, leases set forth in Section 4.7 of the Disclosure Schedules, and transactions with respect to which there is no ongoing financial obligation as of the Closing Date;

(xiii)       adoption, amendment, modification or termination of any bonus, profit sharing, incentive, severance, or other plan, Contract or commitment for the benefit of any Employees (or any such action taken with respect to any other Benefit Plan); or

(xiv)       any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

(b)          Since the Interim Balance Sheet Date, and other than in the Ordinary Course of Business, except as set forth in Section 4.6 of the Disclosure Schedules there has not been any:

(i)           event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(ii)          entry into any Contract that would constitute a Material Contract;

(iii)         imposition of any Encumbrance upon any of the Purchased Assets;

(iv)         grant of any bonuses, whether monetary or otherwise, or any general wage or salary increases in respect of any Employees, other than as provided for in any written agreements or consistent with past practice and disclosed on Section 4.6(b)(iv) of the Disclosure Schedules, or change in the terms of employment for any Employee and disclosed on Section 4.6(b)(iv) of the Disclosure Schedules;

(v)          entry into or termination of any employment agreement or collective bargaining agreement covering any of the Employees, written or oral, or modification of the terms of any such existing agreement; or

(vi)         any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

4.7          Material Contracts.

(a)          Section 4.7(a) of the Disclosure Schedules lists each of the following Contracts (x) by which any of the Purchased Assets are bound or affected or (y) to which Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts relating to Intellectual Property set forth in Section 4.11(d) and Section 4.11(f) of the Disclosure Schedules, being “Material Contracts”):

(i)           all Contracts involving aggregate consideration in excess of $50,000 and that have a term (including the term applicable to any options to renew) extending at least 90 days after the date of this Agreement;

(ii)          all Contracts with suppliers to the Business except purchase orders on Seller’s standard purchase order form provided to Buyer prior to the Closing;

(iii)         all Contracts that require Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iv)         all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(v)          all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets (except inventory or goods intended to become inventory purchased by Seller in the Ordinary Course of Business) of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi)         all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vii)        all employment agreements and Contracts with temporary employees, independent contractors or consultants (or similar arrangements) and which are not cancellable without penalty or with less than 90 days’ notice;

(viii)       except for Contracts relating to trade receivables, all Contracts relating to indebtedness (including guarantees, indemnity bonds and letters of credit);

(ix)         all Contracts with any Governmental Authority, including a specific listing of any Contracts requiring HUB Zone or similar designation status;

(x)          all Contracts that limit or purport to limit the ability of Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(xi)         all joint venture, partnership or similar Contracts;

(xii)         all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xiii)        all powers of attorney with respect to the Business or any Purchased Asset;

(xiv)       all collective bargaining agreements or Contracts with any labor organization, union or association; and

(xv)        all other Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.7.

(b)         Each Material Contract is valid and binding in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies, and is in full force and effect.  None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract.  No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.  Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.  There are no material disputes pending or, to Seller’s Knowledge, threatened under any Contract with a customer of Seller, Contract related to Intellectual Property, or other Material Contract included in the Purchased Assets.

(c)          With respect to all Contracts with Governmental Authorities with a remaining term of 180 days or more after the date of this Agreement, to the knowledge of Seller and Shareholders, the Seller is not subject to any pending or, to Seller’s Knowledge, threatened debarment proceedings.

4.8          Title to Purchased Assets; Third Party Owned Assets.

(a)          Except as set forth in Section 4.8 of the Disclosure Schedules, Seller has good and valid title to, or a valid leasehold interest in, all of the Purchased Assets.  All such Purchased Assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           those items set forth in Section 4.8 of the Disclosure Schedules;

(ii)          liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and which are Excluded Liabilities;

(iii)         mechanics’, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course of Business or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(iv)         easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere with the current operation of any Leased Real Property; or

(v)          liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

(b)          Section 4.8(b) of the Disclosure Schedules lists all customer or supplier owned equipment, machinery, tools, molds, inventory and other material tangible property in possession of the Business or located on its premises, and none of which is reflected as a Current Asset in the Interim Balance Sheet, Estimated Closing Working Capital or Closing Working Capital.

(c)          Section 4.8(c) of the Disclosure Schedules lists all personal property leases for assets part of the Purchased Assets.

4.9          Condition and Sufficiency of Assets.  The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property included in the Purchased Assets are in good operating condition and repair (reasonable wear and tear excepted), and are reasonably adequate for the uses to which they are being put.  The Purchased Assets are sufficient for the continued conduct of the Business after the Closing Date in substantially the same manner as conducted prior to the Closing Date and constitute all of the rights, property and assets necessary to conduct the Business (including fulfillment of employee training and training commitments under Contracts part of the Purchased Assets) as currently conducted.  None of the Excluded Assets are material to the Business.

4.10        Real Property.

(a)          No real property owned by Seller (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”) is used in or necessary for the conduct of the Business as currently conducted.

(b)          Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Seller and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Seller in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Seller holds any Leased Real Property (collectively, the “Leases”). Seller has delivered to Buyer a true and complete copy of each Lease.  With respect to each Lease:

(i)           such Lease is valid, binding, enforceable and in full force and effect, and Seller enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii)          Seller is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default by Seller, and Seller has paid all rent and other sums due and payable under or related to such Lease;

(iii)         Seller has not received nor given any written notice of any default or event that with notice or lapse of time, or both, would constitute a default by Seller under any of the Leases and, to the Knowledge of Seller, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv)         except as set forth in Section 4.10(b) of the Disclosure Schedules, Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v)          Seller has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c)          Seller has not received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Leased Real Property, (ii) existing, pending or threatened condemnation proceedings affecting the Leased Real Property or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to adversely affect the ability to operate the Leased Real Property as currently operated.  Neither the whole nor any material portion of any Leased Real Property has been damaged or destroyed by fire or other casualty.

(d)          No tax abatement or other governmental incentive, an no payment-in-lieu of tax agreement or similar arrangement, affects any Leased Real Property.

(e)          The Leased Real Property is sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

(f)          Except as set forth in Section 4.10(f) of the Disclosure Schedules, Seller has no contractual obligations to make any modifications or improvements to any Leased Real Property.

4.11        Intellectual Property.

(a)           Section 4.11(a) of the Disclosure Schedules lists all Intellectual Property Registrations.  All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.  Seller has provided Buyer with true and complete copies of file histories, documents, certificates, office actions, correspondence and other materials related to all Intellectual Property Registrations in Seller’s possession or otherwise reasonably available to Seller.

(b)           Except as set forth in Section 4.11(b) of the Disclosure Schedules, Seller owns, exclusively or jointly with other Persons, all right, title and interest in and to the Intellectual Property Assets, free and clear of Encumbrances.

(c)           Seller is in full compliance in all material respects with all legal requirements applicable to the Intellectual Property Assets and Seller’s ownership and use thereof.

(d)           Section 4.11(d) of the Disclosure Schedules lists all Intellectual Property Licenses.  Seller has provided Buyer with true and complete copies of all such Intellectual Property Licenses.  All such Intellectual Property Licenses are valid, binding and enforceable between Seller and the other parties thereto, except as such enforceability may be limited by limitations on enforceability against the other parties thereto by virtue of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies against the other parties thereto, and Seller and, to Seller’s Knowledge, such other parties are in full compliance with the terms and conditions of such Intellectual Property Licenses.

(e)           The Intellectual Property Assets and Intellectual Property Licenses as currently or formerly owned, licensed or used by Seller or proposed to be used by Buyer, and the conduct of the Business as currently and formerly conducted by Seller and if conducted in the same manner by Buyer have not and do not infringe, violate or misappropriate the Intellectual Property of any Person.  Seller has not received any written communication, or to Seller’s Knowledge other overt communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and none of the Intellectual Property are subject to any outstanding Governmental Order.

(f)           Section 4.11(f) of the Disclosure Schedules lists all licenses, sublicenses and other agreements pursuant to which Seller grants rights or authority to any Person with respect to any Intellectual Property Assets or Intellectual Property Licenses.  Seller has provided Buyer with true and complete copies of all such agreements.  All such agreements are valid, binding and enforceable between Seller and the other parties thereto, except as such enforceability may be limited by limitations on enforceability against the other parties thereto by virtue of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies against the other parties thereto, and Seller and, to Seller’s Knowledge, all such other parties are in full compliance with the terms and conditions of such agreements.  No Person has infringed, violated or misappropriated, or is infringing, violating or misappropriating, any Intellectual Property Assets.

(g)           Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all trade secrets to the extent necessary to enable Buyer to enjoy the full benefits thereof.

4.12        Inventory.  All Inventory is owned by Seller free and clear of all Encumbrances.  Except as listed in Section 4.12 to the Disclosure Schedules, no Inventory is held on a consignment basis or owned by third Persons, and no such consigned or non-owned Inventory is included in the Estimated Closing Working Capital or Closing Working Capital.  The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Seller.

4.13        Accounts Receivable.  The Accounts Receivable have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the Ordinary Course of Business.

4.14        Customers and Suppliers.

(a)           Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer who has paid aggregate consideration to Seller for goods or services rendered in an amount greater than or equal to $200,000 in either of 2009 and 2010 year-to-date (collectively, the “Material Customers”) and (ii) the amount of consideration paid by each Material Customer during such periods.  Seller has not received any written notice, and to Seller’s Knowledge there has been no oral communication or discussion, that any of the Material Customers has ceased, or is considering or intending to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b)          Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services rendered in an amount greater than or equal to $100,000 in either of 2009 and 2010 year-to-date (collectively, the “Material Suppliers”) and (ii) the amount of purchases from each Material Supplier during such periods.  Except as set forth in Section 4.14(b) of the Disclosure Schedules, Seller has not received any written notice, and to Seller’s Knowledge there has been no oral communication or discussion, that any of the Material Suppliers has ceased, or is considering or intending to cease after the Closing, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

(c)           Except as set forth in Section 4.14(c) of the Disclosure Schedules, no supplier of any goods or services to Seller that are necessary for the fulfillment of the Assigned Contracts is a sole source for such goods or services, unless such sole source supplier is and will be under an enforceable legal obligation to provide such goods and services to the Seller and Buyer.

4.15        Insurance.  Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, earthquake, wind, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”), (b) whether each policy is an occurrence or claims-made policy, and (c) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since January 1, 2008.  There are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been denied or disputed or in respect of which there is an outstanding reservation of rights.  Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies.  All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued.  All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms, (b) are, to Seller’s Knowledge, provided by carriers who are financially solvent and (c) have not been subject to any lapse in coverage.  None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy.  The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which Seller is a party or by which it is bound.  True and complete copies of the Insurance Policies have been made available to Buyer.

4.16        Legal Proceedings; Governmental Orders.

(a)           Except as disclosed in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

(b)           There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business.

4.17        Compliance With Laws; Permits.

(a)           Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.

(b)           All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Seller and are valid and in full force and effect.  All fees and charges with respect to such Permits as of the date hereof have been paid in full.  Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Seller which are related to the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets.  No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

4.18        Environmental Matters.

(a)           The operations of Seller with respect to the Business and the Purchased Assets are currently and have been in compliance with all Environmental Laws.  Seller has not received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim or (ii) written request for information pursuant to Environmental Law or Environmental Permit, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b)           Seller has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets.  All such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and Seller has not received any Environmental Notice or written communication regarding any adverse change in the status or terms and conditions of the same.  Except as described in Section 7.3 of the Environmental Report no Environmental Permits are necessary in order for Buyer to operate the Business as currently conducted after the Closing.  With respect to any such Environmental Permits, Seller has undertaken, or will undertake prior to the Closing Date, all measures reasonably necessary to alleviate any conditions that would prevent Buyer from obtaining Environmental Permits legally required to operate the Business in a manner consistent with operation of the Business by the Seller.

(c)           Except as disclosed in Section 4.18(c) of the Disclosure Schedules, none of the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar list maintained by a Governmental Authority other than the United State Environmental Protection Agency.

(d)           There has been no Release of Hazardous Materials in contravention of Environmental Law or Environmental Permit with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, and Seller has not received an Environmental Notice that any of the Business or the Purchased Assets or real property currently or formerly owned, leased or operated by Seller in connection with the Business (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(e)           Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by Seller in connection with the Business or the Purchased Assets.

(f)           Section 4.18(f) of the Disclosure Schedules contains a complete and accurate list of all on-site and off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller and any predecessors in connection with the Business or the Purchased Assets as to which Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar list maintained by a Governmental Authority other than the United States Environmental Protection Agency, and Seller has not received any Environmental Notice regarding potential liabilities with respect to such on-site or off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by Seller.

(g)           Seller has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law or any Environmental Permit.

(h)           Seller and Shareholders have provided or otherwise made available to Buyer and listed in Section 4.18(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets or any real property currently or formerly owned, leased or operated by Seller in connection with the Business, which are in the possession or control of Seller or Shareholders, related to compliance with Environmental Laws, Environmental Permits, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials, and (ii) any and all documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws and Environmental Permits (including costs of remediation, pollution control equipment and operational changes).

(i)           Neither Seller nor any Shareholder is aware of, or reasonably anticipates on the basis of any Law, or notice, proposal or agreement that is in writing as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the Business or the Purchased Assets as currently carried out.

(j)            Seller does not own any Environmental Attributes.

4.19        Employee Benefit Matters.

(a)           Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each benefit, retirement, employment, compensation, incentive, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program and other arrangement (and any amendments thereto), whether or not reduced to writing, in effect and covering one or more Employees, former employees, temporary employees, consultants and contract workers and the beneficiaries and dependents of any such Employee or former employee, temporary employee, consultant and contract worker of the Business, that is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has or may have any liability for premiums or benefits (as listed on Section 4.19(a) of the Disclosure Schedules, each, a “Benefit Plan”).

(b)           With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments, (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms, (iii) where applicable, copies of any trust agreements, custodial agreements, insurance policies, administration agreements and similar agreements and investment management or investment advisory agreements, (iv) copies of any summary plan descriptions, employee handbooks or similar employee communications relating to any Benefit Plan, (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination letter from the Internal Revenue Service, (vi) in the case of any Benefit Plan for which Forms 5500 are required to be filed, a copy of the most recently filed Forms 5500, with schedules attached, and (vii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation relating to the Benefit Plan.

(c)           Each Benefit Plan complies in all material respects with all applicable Laws (including ERISA and the Code and the regulations promulgated thereunder).  Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the revocation of such determination letter from the Internal Revenue Service or the unavailability of reliance on such opinion letter from the Internal Revenue Service, as applicable.  Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to an excise tax under the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan, the terms of all applicable Laws and the accounting principles.  With respect to any Benefit Plan, no event has occurred or is reasonably expected to occur that has resulted in or would subject Seller or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a Tax under Section 4971 of the Code or the assets of any of the foregoing Persons to a lien under Section 412(n) of the Code.

(d)           No Benefit Plan (i) provides for defined benefit pension benefits, (ii) is a “multiemployer plan” (as defined in Section 3(37) of ERISA) or (iii) is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)           Neither Seller nor any of its Affiliates (i) has withdrawn from any pension plan under circumstances resulting (or expected to result) in a liability to the Pension Benefit Guaranty Corporation, (ii) has any assets subject to a lien for unpaid contributions to any Benefit Plan which would be a liability of Seller or become a liability of Buyer, (iii) has failed to pay premiums to the Pension Benefit Guaranty Corporation when due with respect to any pension plan which would be a liability of Seller, or (iv) is engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA which would be a liability of Seller or become a liability of Buyer.

(f)           Other than as required under Section 601 et. seq. of ERISA, no Benefit Plan provides benefits or coverage in the nature of health, life or disability insurance following retirement or other termination of employment (other than death benefits when termination occurs upon death).

(g)           There is no pending or, to Seller’s Knowledge, threatened action relating to a Benefit Plan, and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(h)           There has been no amendment to, announcement by Seller or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan that would increase the annual expense of maintaining such plan above the level of the expense incurred therefore for the most recent fiscal year with respect to any Employee.  Neither Seller nor any of its Affiliates or Shareholders has any commitment or obligation or has made any representations to any Employee, whether or not legally binding, to adopt, amend or modify any Benefit Plan including as related to health reform legislation.

(i)            Each Benefit Plan that is subject to Section 409A of the Code has been operated in compliance with such Section and all applicable regulatory guidance (including proposed regulations, notices, rulings, and final regulations).

(j)            No Benefit Plan exists that could (i) result in the payment to any Employee of any money or other property, or (ii) accelerate or provide any other rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any Employee, except as a result of any partial plan termination resulting from this Agreement, in each case, as a result of the execution of this Agreement or otherwise related in any way to the transactions contemplated by this Agreement.

(k)           Seller is not a party to and has no obligations related to any multiemployer Plan, as described in Section 4001(a)(3) of ERISA.

4.20        Employment Matters.

(a)           Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are active Employees, consultants, or contractors of the Business as of the date hereof, and sets forth for each such individual the following: (i) name, (ii) title or position (including whether full or part time), (iii) hire date, (iv) current annual base compensation rate, (v) commission, bonus or other incentive-based compensation (including a history of such compensation paid for 2009 and to be paid prior to Closing for 2010 pursuant to Section 6.1(c)), (vi) a description of the fringe benefits provided to each such individual as of the date hereof and (vii) security clearance with applicable level, if any.  As of the date hereof, all commissions and bonuses earned or payable to Employees, consultants, or contractors of the Business for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Seller with respect to any commissions, bonuses or increases in compensation.

(b)           Seller is not a party to, or bound by, any collective bargaining or other Contract with a labor organization representing any of its Employees, and there are no labor organizations representing, purporting to represent or, to Seller’s Knowledge, attempting to represent any Employee.  There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute affecting Seller or any of its Employees.

(c)           Except as set forth in Section 4.20(c) of the Disclosure Schedules, Seller is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to the Employees, as well as anyone performing services for Seller whether classified as a contractor, temporary employee, independent contractor or otherwise, including all applicable Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, health and safety, workers’ compensation, leaves of absence and unemployment insurance.  All individuals characterized and treated by Seller as consultants or contractors of the Business are properly treated as independent contractors under all applicable Laws.  There are no Actions against Seller pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee, temporary employee, consultant or independent contractor of the Business, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay or any other employment related matter arising under applicable Laws.

(d)           Seller has complied with the WARN Act and the California WARN Act and it has no plans to undertake any action in the future that would trigger the WARN Act or the California WARN Act.

4.21        Taxes.  Except as set forth in Section 4.21 of the Disclosure Schedules:

(a)           All Tax Returns required to be filed by Seller for any Pre-Closing Tax Period have been, or will be, timely filed.  Such Tax Returns are, or will be, true, complete and correct in all respects.  All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b)           Seller has withheld and paid to the applicable Governmental Authority each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c)           No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d)           All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e)           Seller is not a party to any Action by any taxing authority.  There are no pending or threatened Actions by any taxing authority.

(f)           There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g)           Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h)           Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(i)           None of the Purchased Assets is property that Seller is required to treat as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(j)           None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

4.22        Brokers.  Except as set forth in Section 4.22 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller, and Seller shall be responsible for any fees or commissions under arrangements referenced in Section 4.22 of the Disclosure Schedules.

4.23        Full Disclosure.  No representation or warranty by Seller in this Agreement and no statement contained in the Disclosure Schedules to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer and Guarantor represent and warrant to Seller that the statements contained in this Article 5 are true and correct as of the date hereof.

5.1           Organization of Buyer.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware, and Guarantor is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware.

5.2           Authority of Buyer.  Each of Buyer and Guarantor has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer and Guarantor respectively are party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery by Buyer and Guarantor of this Agreement and any other Transaction Document to which Buyer and Guarantor respectively are party, the performance by Buyer and Guarantor of its respective obligations hereunder and thereunder and the consummation by Buyer and Guarantor of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer and Guarantor respectively.  This Agreement has been duly executed and delivered by Buyer and Guarantor, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer Guarantor respectively, enforceable against Buyer and Guarantor as applicable in accordance with its terms, except as such enforceability against Buyer and Guarantor may be limited by limitations on enforceability against Seller or Shareholders by virtue of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies against Seller or Shareholders.  When each other Transaction Document to which Buyer and/or Guarantor is or will be a party has been duly executed and delivered by Buyer and Guarantor as applicable (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer and Guarantor, as applicable, enforceable against it in accordance with its terms, except as such enforceability against Buyer and Guarantor may be limited by limitations on enforceability against Seller or Shareholders by virtue of bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by the availability of equitable remedies against Seller or Shareholders.

5.3           No Conflicts; Consents.  The execution, delivery and performance by each of Buyer and Guarantor of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Buyer or Guarantor, (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer or Guarantor or (c) require the consent which consent has not been obtained, notice or other action by any Person under any Contract to which Buyer or Guarantor is a party.  No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer or Guarantor in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby.

5.4          Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.5          Legal Proceedings.  There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Shareholder or Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE 6
COVENANTS

6.1          Employees and Employee Benefits.

(a)           Commencing on the Closing Date, Seller shall terminate all Employees, temporary employees, independent contractors and others providing services to the Business who are actively at work on the Closing Date.

(b)           Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any Employee or former Employee, temporary employee, agent or independent contractor, including, wages of any kinds (including hourly pay, overtime pay, commission, bonus, salary, accrued unused vacations, meal break pay, termination pay, WARN notice pay, and associated penalties and interest), fringe, pension or profit sharing benefits, or severance pay payable to any Employee (or former Employee) of Seller or any individual who has provided services to Seller in any capacity for any period relating to the service with Seller at any time prior to the Closing Date.  Seller shall pay such Liabilities to the applicable Persons on the Closing Date

(c)           Section 2.4(h) of the Disclosure Schedules lists all obligations to each Employee, including temporary employees and contractors, as fully accrued through the Closing Date.

(d)           Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of Employees (or former Employees) or agents of Seller which claims relate to events occurring prior to the Closing Date.  Seller also shall remain solely responsible for all worker’s compensation claims of any Employees (or former Employees) or agents of Seller which relate to events occurring prior to the Closing Date, whether or not reported. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons to the greatest extent practical on or prior to the Closing Date, and otherwise as and when due.

(e)           Commencing on the Closing Date, Buyer intends to offer, at Buyer’s sole discretion, employment on an “at will” basis, to all of Seller’s active Employees for avoidance of doubt, not including temporary employees, independent contractors and consultants), except Leo P. McIntyre and, if active, Douglas Cronin, who are in good standing, and to provide line and managerial employees aggregate (including salary and benefits) compensation levels generally comparable to those currently in place.

(f)           Each Employee of the Business who becomes employed by Buyer in connection with the transaction shall be given service credit for the purpose of eligibility under Buyer Benefit Plans for his or her period of service with the Seller prior to the Closing Date; provided, however, that such credit shall be given pursuant to payroll or plan records, at the election of Buyer, in its sole and absolute discretion.

6.2          Confidentiality.  From and after the Closing Date, Seller and Shareholders shall, and shall cause their Affiliates, Related Persons and respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, except to the extent that Seller can show that such information (a) is generally available to and known by the public through no fault of Seller, Shareholders, any of their Affiliates, Related Persons or respective Representatives, or (b) is lawfully acquired by Seller or Shareholders, any of their Affiliates or respective Related Persons or Representatives from and after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation.  If Seller, Shareholders, or any of their Affiliates or respective Related Persons or Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller or Shareholders, as the case may be, shall (i) promptly notify Buyer in writing, (ii) cooperate with Buyer’s reasonable efforts to obtain an appropriate protective order or other assurance that confidential treatment will be accorded such information, (iii) and shall disclose only that portion of such information which Seller or Shareholders are advised by their counsel in writing is legally required to be disclosed.

6.3          Non-Competition; Non-Solicitation.

(a)           For so long as Buyer (or any Person deriving title to the goodwill or ownership interest from Buyer) carries on the Business or a like Business, or if shorter, for a period of five (5) years after the Closing Date (collectively, the “Restricted Period”), Seller and the Shareholders shall not, and shall not permit any of their respective Affiliates or Related Persons to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory, (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant, or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing Date), or any other Person who has a material business relationship with the Business, to terminate or modify any such actual or prospective relationship.  Notwithstanding the foregoing, Seller and Shareholders may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if Seller and Shareholders are not a Person who Controls, or a member of a group which Controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b)           During the Restricted Period, Seller and Shareholders shall not, and shall not permit any of their Affiliates or Related Persons to, directly or indirectly, solicit any person who is offered employment by Buyer pursuant to Section 6.1(e) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment.

(c)           Notwithstanding anything to the contrary contained herein, the terms, conditions and restrictions contained in this Section 6.3 will exclude: (i) Leo P. McIntyre’s ownership of and performance of services for SCB Training Center, Inc., (ii) Craig Pfefferman’s ownership of and performance of services for CasCade Holding, Inc. and CasCade Belts, Inc. and (iii) Leo P. McIntyre’s hiring of Victoria Sanchez and Mark Stevens, provided, Ms. Sanchez will be available to Buyer on part-time basis for up to 90 days after the Closing and for reasonable transition assistance thereafter, subject to her agreement to be so available.  The activities of SCB Training Center, Inc., CasCade Holding, Inc. and CasCade Belts, Inc. shall not be expanded in a manner that would overlap with the Business in violation of this Section 6.3 beyond such overlap as exists as of the Closing Date, and for the avoidance of any doubt, there shall be no limitation whatsoever on training activities conducted by SCB Training Center, Inc..

(d)           After the Closing Date, except as otherwise may be legally required, neither Seller nor Shareholders will disparage Buyer or Guarantor or any of their directors, officers, employees or agents, and neither Buyer nor Guarantor will disparage Seller or Shareholders.

(e)           If Seller or any Shareholder breaches, or threatens to commit a breach of, any of the provisions of this Section 6.3, Buyer shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer under law or in equity:

(i)           the right and remedy to have such provision specifically enforced by any court having jurisdiction, it being acknowledged and agreed that any such breach or threatened breach may cause irreparable injury to Buyer and that money damages may not provide an adequate remedy to Buyer; and

(ii)           the right and remedy to recover from the Seller all monetary damages suffered by Buyer as the result of any acts or omissions constituting a breach of this Section 6.3.

(f)           Seller and Shareholders acknowledge that the restrictions contained in this Section 6.3 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement.  In the event that any covenant contained in this Section 6.3 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law.  The covenants contained in this Section 6.3 and each provision hereof are severable and distinct covenants and provisions.  The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

6.4          Governmental Approvals and Consents.  From and after the Closing:

(a)           Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates, and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents.  Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals.  The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b)           Shareholders shall cause Seller to, and Seller shall comply with Section 2.9.

(c)           Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i)           respond to any inquiries by any Governmental Authority regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any other Transaction Document;

(ii)           avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(iii)           in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(d)           All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of either party before any Governmental Authority or the staff or regulators of any Governmental Authority, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between Seller or Buyer with Governmental Authorities in the Ordinary Course of Business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other party hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals.  Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Authority or the staff or regulators of any Governmental Authority, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

(e)           Notwithstanding the foregoing, nothing in this Section 6.4 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of its Affiliates, (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, could reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents or (iii) any material modification or waiver of the terms and conditions of this Agreement.

6.5          Books and Records.

(a)           In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing Date, or for any other reasonable purpose, for a period of five years after the Closing Date, Buyer shall:

(i)           retain the Books and Records (including personnel files) relating to periods prior to the Closing Date in a manner reasonably consistent with the prior practices of Seller; and

(ii)           upon reasonable notice, afford the Seller’s Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b)           In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing Date, or for any other reasonable purpose, for a period of five years following the Closing Date, Seller and Shareholders shall:

(i)           retain the books and records (including personnel files) of Seller which relate to the Business and its operations for periods prior to the Closing Date; and

(ii)           upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)           In furtherance of this Section 6.5, after the Closing, each of Buyer and Seller will afford the other and its respective representatives or agents reasonable access during normal business hours (on terms not unreasonably disruptive to the business, operations or employees of Buyer or Seller, as applicable) to the records and all other data and information relating to Taxes with respect to the Business pertaining to taxable years or periods ending at or prior to the Closing for the purpose of obtaining information relating to Taxes, to the extent such access is reasonably necessary to (i) prepare and complete any Tax Returns; (ii) prosecute or defend litigation or administrative controversies; and (iii) comply with requests made by any Governmental Authority conducting an audit, investigation or inquiry relating to Seller’s or Buyer’s activities.  After the Closing, Buyer and Seller agree to (i) retain all books and records in their possession with respect to Tax matters pertinent to the Business relating to any Tax period beginning before the Closing until the expiration of the statute of limitations (and, to the extent notified by either of them to the other, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Governmental Authority; and (ii) give the other reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other so requests, to allow the other to take possession of such books and records.

(d)           Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.5 where such access would violate any Law.

6.6          Public Announcements.  Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.  The parties acknowledge that a press release will be issued in connection with execution of this Agreement and, if separate, with Closing, that they will cooperate as to its content, and neither party will unreasonably delay or withhold consent to the content thereof.

6.7          Bulk Sales Laws.  Subject to Section 6.10, the parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any Liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.8          Receivables.

(a)           From and after the Closing Date, if Seller, Shareholders or any of their Affiliates receives or collects any funds relating to any Accounts Receivable or any other Purchased Asset, Seller, Shareholders or their respective Affiliate shall remit such funds to Buyer within two (2) Business Days after its receipt thereof.  From and after the Closing Date, if Buyer or its Affiliates receives or collects any funds relating to any Excluded Asset, Buyer or its respective Affiliate shall remit any such funds to Seller within two (2) Business Days after its receipt thereof.

(b)           [Intentionally Omitted]

(c)           Buyer shall act in good faith to collect the Accounts Receivable in the Ordinary Course of Business after the Closing Date.  One hundred eighty (180) days after the date hereof, the Buyer shall advise the Seller in writing of the amount of the Closing Date Accounts Receivable that have been collected by Buyer (the “Collections Statement”).  After receipt of the Collections Statement from Buyer, Seller shall have thirty (30) days to review and object to the Collections Statement.  During such review period, Seller and Seller’s Accountants shall have full access to the relevant books and records of Buyer, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Collections Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Collections Statement as Seller may reasonably request for the purpose of reviewing the Collections Statement and to prepare any objections, provided, that such access shall be scheduled with Buyer in advance and shall be in a manner that does not interfere with the normal business operations of Buyer.  Seller’s objection, if any, shall specify in reasonable detail the disputed amount and the basis for the dispute.  The Buyer and Seller shall negotiate in good faith to resolve such disputed matters within thirty (30) days after the delivery of Seller’s delivery of its objection, and, if the same are so resolved, in whole or in part, within the 30-day period, the Buyer and Seller shall give joint written instructions to the Escrow Agent specifying what, if any portion, of the disputed amount shall be released to the Buyer under the Escrow Agreement.  If the disputed matters are not so resolved, then the parties shall submit such dispute to the Independent Accountants.  Each of Buyer and Seller will have the opportunity to present to, and discuss with, the Independent Accountants any material related to the dispute.  The determination shall be made by the Independent Accountants within thirty (30) days after submission of the dispute to it, and the Independent Accountants’ decision will be final and binding upon the parties.  Six (6) Business Days after receipt of such binding determination, the Seller and Buyer will give joint written instructions to the Escrow Agent for release of any funds owed to Buyer that are not paid directly by Buyer within five (5) Business Days.  The fees and expenses of the Independent Accountants shall be borne by the Seller and Buyer in proportion to the respective amounts by which the arbitrator makes an adverse determination to each of them.   If the aggregate amount of such collections is greater than the amount of Accounts Receivable reflected in the Closing Working Capital less any reserve for uncollectible Accounts Receivable reflected in the Closing Working Capital, then within ten (10) Business Days Buyer shall pay to Seller such excess collected amount.  If the aggregate amount of such collections is less than the amount of Accounts Receivable reflected in the Closing Working Capital less any reserve for uncollectible Accounts Receivable reflected in the Closing Working Capital, then within ten (10) Business Days Seller shall pay to Buyer such shortfall amount.  Upon any failure of Buyer to make such payment, Seller may make a claim under the Escrow Agreement for the same, subject to Buyer’s ongoing obligation to replenish any such amount.

6.9           Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) up to an aggregate maximum of $80,000 shall be borne and paid fifty percent by Seller and fifty percent by Buyer when due, and any amount in excess of $80,000 shall be borne and paid by Seller.  Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary) and pay such Taxes and promptly after determination of the amount due Buyer shall pay its share to Seller.

6.10         Taxes Imposed on Buyer.  Seller shall file Tax Returns of the transactions contemplated by this Agreement in the form required by taxing authorities and pay all related taxes, if the failure to file such returns or pay such Taxes could subject the Buyer to any Taxes of Seller.  Seller shall provide evidence to the Buyer that such liabilities have been paid in full or otherwise satisfied.

6.11        Change of Name.  Within two (2) Business Days following the Closing Date, Seller will change its name so that it no longer contains “Southern California Braiding” or “SCB,” a derivative thereof, or a name sufficiently similar to be reasonably likely to cause confusion.  Notwithstanding the foregoing, nothing contained herein shall prohibit the use of the name SCB Training Center, Inc. by Leo P. McIntyre.

6.12        Insurance Policies.  If requested by Buyer, Seller shall cause Buyer to be listed as an additional insured from and after the Closing Date with respect to all liability insurance policies that relate to the Business and Purchased Assets.

6.13        Continued Assistance.  Buyer shall cooperate with Seller and provide reasonable assistance which Seller may reasonably request, at Seller’s expense, in connection with Seller’s defense or prosecution of any claims, actions or investigations arising out of or related to its ownership of the Purchased Assets or the conduct of the Business prior to the Closing or as to any other Excluded Liabilities.  Seller and Shareholders shall cooperate with Buyer and provide reasonable assistance which Buyer may reasonably request, at Buyer’s expense, in connection with Buyer’s defense or prosecution of any claims, actions or investigations arising out of or related to its ownership of the Purchased Assets or the conduct of the Business after the Closing or as to any other Assumed Liabilities.

6.14        Payment of Excluded Liabilities.

(a)           Seller shall pay, or make adequate provision for the timely payment, in full all of the Excluded Liabilities and other Liabilities of Seller under this Agreement.

(b)           If any such Liabilities are not so paid or provided for, and if Buyer reasonably determines that failure to make any payments will impair Buyer's use or enjoyment of the Purchased Assets or conduct of the Business with the Purchased Assets, Buyer may, at any time after the Closing Date give written notice to Seller of the same (“Excluded Liability Payment Notice”).  Buyer may elect to make all such payments directly (but shall have no obligation to do so) and recover the amount so paid from Seller (including making claim under the Escrow Agreement for the same, but if such a claim is paid under the Escrow Agreement Seller shall promptly replenish the Escrow Amount for the amount so paid) unless Seller gives written notice to Buyer within fifteen (15) days after the Excluded Liability Payment Notice of its objection to payment, providing with reasonable specificity its defenses to payment of such Excluded Liability (“Excluded Liability Objection Notice”).  If such an Excluded Liability Objection Notice is given, the Buyer and Seller shall negotiate in good faith to resolve such the dispute within fifteen (15) days after the delivery of the Excluded Liability Objection Notice (the “Objection Discussion Period”), and, if the dispute is resolved that parties shall act or fail to act accordingly.  If the disputed matters are not resolved during the Objection Discussion Period, then the parties shall submit such dispute to the Independent Accountants.  Each of Buyer and Seller will have the opportunity to present to, and discuss with, the Independent Accountants any material related to the dispute.  The determination shall be made by the arbitrator within thirty (30) days after submission of the dispute to it, and the arbitrator’s decision will be final and binding upon the parties.  The fees and expenses of the arbitrator shall be borne by the party that is not the prevailing party in the dispute.

(c)           This Section 6.14 is not intended to affect or displace Buyer’s rights to Indemnification under Section 7.2(c) except to the extent that liabilities covered hereby are paid or resolved pursuant to Section 6.14(b).

6.15        Further Assurances.  Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

6.16        Credit Cards.  Seller shall cause all credit cards used by Employees and consultants and others with respect to the Business, including Leo P. McIntyre’s American Express Card and Craig Pfefferman’s Visa credit card, to be cancelled on the Closing Date and shall be responsible for any and all charges on such cards.  Buyer will provide reasonable cooperation requested by Seller in communicating with Employees as to such cancellation.

6.17        Training Center.  Buyer will permit SCB Training Center, Inc. to continue to occupy space in the Leased Real Property, rent-free, for a transition period of up to ninety (90) days after the Closing Date.

ARTICLE 7
INDEMNIFICATION

7.1          Survival.  Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is the earlier of 30 days after delivery of Buyer’s audited results for the first full fiscal year completed after the Closing Date and March 31, 2012; provided, however, that the representations and warranties in Section 4.1, Section 4.2, Section 4.8(a), Section 4.11(b), Section 4.18, Section 5.1, and Section 5.2 shall survive indefinitely and the representations and warranties in Section 4.19, Section 4.21, Section 4.22 and Section 5.4 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.  All covenants and agreements of the parties contained herein shall survive the Closing until the expiration of the applicable statute of limitations plus 60 days, or if longer for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice in accordance with Section 8.2, from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.2          Indemnification By Seller.  Subject to the other terms and conditions of this Article 8, Shareholders, (as to Pfefferman severally and not jointly as related to the other Shareholders and in the amount of and limited to eighteen and eight tenths percent (18.8%), and as to the other Shareholders, severally and not jointly as related to Pfefferman but jointly and severally among such other Shareholders, and in the amount of and limited to eighty one an two tenths percent (81.2%)), and Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to Section 3.2(a) of this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller or Shareholders pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement or any Transaction Document;

(c)           any Excluded Asset or any Excluded Liability;

(d)           any “Environmental Compliance Issues” and “Safety Compliance Issues” identified in the Environmental Report, and any Environmental Claim arising out of or relating to the Business or Purchased Assets related to activities, circumstances or conditions in existence on or prior to the Closing Date; or

(e)           any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller, Shareholders or any of their Affiliates (other than the Assumed Liabilities) conducted, existing or arising on or prior to the Closing Date.

For the avoidance of doubt, for purposes of Section 7.2(a), Losses shall include any inaccuracy of Seller’s representation in Section 4.20(c), but shall not include any failure of Buyer from and after the Closing Date to properly classify and characterize employees whether in reliance upon Seller’s past practice or otherwise.

7.3          Indemnification By Buyer.  Subject to the other terms and conditions of this Article 8, Buyer shall indemnify and defend each of Seller, Shareholders and their Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a)           any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to Section 3.2(b) of this Agreement;

(b)           any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement; or

(c)           any Assumed Liability.

7.4          Certain Limitations.  The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)           Seller and Shareholders shall not be liable to the Buyer Indemnitees for indemnification under Section 7.2(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 4.1, Section 4.2, Section 4.8(a), Section 4.11(b), Section 4.18, Section 4.19, Section 4.21 and Section 4.22 (the “Buyer Basket Exclusions”)):

(i)           until the aggregate amount of all Losses in respect of indemnification under Section 7.2(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) exceeds $112,500, in which event Seller shall be required to pay or be liable for all such Losses in excess of $112,500; and

(ii)           with respect to any Losses in respect of indemnification under Section 7.2(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) if the aggregate of all such Losses exceeds $2,500,000, and with respect to any Losses in respect of indemnification under Section 7.2(a) arising out of, with respect to or by reason of the Buyer Basket Exclusions if the aggregate of all such Losses exceeds the $25,000,000.

(b)           Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 7.3(a) (other than with respect to a claim for indemnification based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 5.1, Section 5.2 and Section 5.4 (the “Seller Basket Exclusions”)):

(i)           until the aggregate amount of all Losses in respect of indemnification under Section 7.3(a) (other than those based upon, arising out of, with respect to or by reason of the Seller Basket Exclusions) exceeds $112,500, in which event Buyer shall be required to pay or be liable for all such Losses in excess of $112,500; and

(ii)           with respect to any Losses in respect of indemnification under Section 7.3(a) (other than those based upon, arising out of, with respect to or by reason of the Buyer Basket Exclusions) if the aggregate of all such Losses exceeds $2,500,000, and with respect to any Losses in respect of indemnification under Section 7.3(a) with respect to or by reason of the Buyer Basket Exclusions if the aggregate of all such Losses exceeds $25,000,000.

(c)           For purposes of this Article 8, if after taking into account any qualification of any representation or warranty that is qualified by materiality, Material Adverse Effect or other similar qualification, there is any inaccuracy in or breach of such representation or warranty, then the amount of any indemnification hereunder in excess of $125,000 in the aggregate as to all matters covered by this subsection shall be determined without regard to such qualification.

(d)           Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim, less any related costs and expenses, including the aggregate cost of pursuing any related insurance claims and any related increases in insurance premiums or other charge-backs (it being agreed that neither party shall have any obligation to seek to recover any  insurance proceeds in connection with or prior to making a claim under this Article 8 and that, promptly after the realization of any insurance proceeds, indemnity contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses.  Payments by an Indemnifying Party pursuant to Article 7 in respect of any Losses shall be net of any Tax benefit actually realized by an Indemnified Party or its Affiliates in connection with the payment of any such Losses.  An Indemnified Party will be deemed to have “actually realized” a Tax benefit when and to the extent that the amount of Taxes with respect to the taxable year in which the Loss is realized payable by such Indemnified Party is reduced by the amount of Taxes that such Indemnified Party would otherwise have been required to pay but for such Losses.

7.5          Indemnification Procedures.  The party making a claim under this Article 8 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 8 is referred to as the “Indemnifying Party”.

(a)           Third Party Claims.  If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim.  The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party is prejudiced by reason of such failure.  Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (i) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business and if the Indemnified Party determines in good faith that there is a reasonable probability that such Third Party Claim may materially adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, or (ii) seeks an injunction or other equitable relief against the Indemnified Party, but further provided that such Indemnifying Party shall have the right to participate in such defense with counsel selected by it subject to the Indemnifed Party’s right to control the defense thereof.  In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party.  The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof.  The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are material legal defenses available to an Indemnified Party that are materially different from or additional to those available to the Indemnifying Party and that cannot be effectively asserted by the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required.  If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim.  Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.2) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b)           Settlement of Third Party Claims.  Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b).  If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party.  If the Indemnified Party fails to consent to such firm offer within ten Business Days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer.  If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim.  If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c)           Direct Claims.  Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party written notice thereof.  Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.  The Indemnifying Party shall have 30 calendar days after its receipt of such notice to respond in writing to such Direct Claim.  The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request.  If the Indemnifying Party does not so respond within such 30 day period, the Indemnifying Party shall be deemed to have agreed to accept such claim.  If the claim is timely rejected by the Indemnifying Party, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.6          Payments.  Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 8, if not covered by the Escrow Agreement the Indemnifying Party shall satisfy its obligations within 10 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds.  The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 10 Business Day period, any amount payable shall accrue interest from and including the date the payment was due to but excluding the date such payment has been made at four percent (4%) per annum.  Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed, without compounding.

7.7          Tax Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.8          Effect of Investigation.  The representations, warranties and covenants of the Indemnifying Party in this Agreement, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived (a) by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives), or (b) by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.  Except for the representations and warranties expressly contained in this Agreement and the Disclosure Schedules, neither Seller nor any Shareholder makes any representations or warranties, express or implied, relating to Seller or the Business, and each of Seller and the Shareholders hereby disclaim any other representations or warranties with respect to the negotiation, execution and delivery of this Agreement or the transactions contemplated hereby notwithstanding the delivery or disclosure, in writing or orally, to Buyer of any documentation or other information.

7.9          Exclusive Remedies.  Subject to Section 6.3 and Section 8.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, in the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller pursuant to Section 3.2(a) or Section 3.2(b) of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 8.  In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to this Agreement, the Transaction Documents, or any certificate or instrument delivered by or on behalf of Seller pursuant to Section 3.2(a) or Section 3.2(b) of this Agreement, it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 8.  Nothing in this Section 7.9 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Person’s fraudulent misconduct.

ARTICLE 8
MISCELLANEOUS

8.1          Expenses.  Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

8.2          Notices.  All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.  Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.2):

If to Seller, McIntyre, Survivor Trust and Exemption Trust:

Leo P. McIntyre
55665 Pebble Beach
LaQuinta, California 92253

with a copy to:

Law Offices of Carol L. Newman
21860 Burbank Boulevard, Suite 360
Woodland Hills, California 91367-7406
Attention:           Carol L. Newman, Esq.

and

Buchalter Nemer
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017
Attention:           Jeremy M. Weitz, Esq.

If to Pfefferman:

Craig Pfefferman
560 Breckenridge Place
Simi Valley, California 92065

with a copy to:

Law Offices of Carol L. Newman
21860 Burbank Boulevard, Suite 360
Woodland Hills, California 91367-7406
Attention:            Carol L. Newman, Esq.

and

Buchalter Nemer
1000 Wilshire Boulevard, Suite 1500
Los Angeles, California 90017
Attention:            Jeremy M. Weitz, Esq.

and

Emily S. Levin, Esq.
Aronson Levin & Fey, LLP
Sherman Oaks, CA 91403

If to Buyer:

SCB Acquisition, LLC
c/o IEC Electronics Corp.
105 Norton Street
Newark, New York 14513
Attention:             W. Barry Gilbert, CEO and
Susan E. Topel-Samek, CFO

with a copy to:

Harris Beach PLLC
99 Garnsey Road
Pittsford, New York 14534
Attention:             Beth Ela Wilkens

8.3          Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.4          Severability.  If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.  Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.5          Entire Agreement.  This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.  In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

8.6          Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties (including the Guarantor) hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.  No party may assign its rights or obligations hereunder without the prior written consent of each of the other parties (including Guarantor), which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the prior written consent of Seller, pledge its rights hereunder to its lender.  No assignment shall relieve the assigning party of any of its obligations hereunder.

8.7          No Third-party Beneficiaries.  Except as provided in Article 8, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8          Amendment and Modification; Waiver.  This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto.  No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving.  No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver.  No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.9          Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)           All matters arising out of or related to this Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the state of Delaware.

(b)           ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA SITTING IN DELAWARE OR THE COURTS OF THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT.  THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

8.10        Specific Performance.  The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

8.11        Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.  A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

[SIGNATURE PAGES FOLLOW]

BUYER:

CSCB, INC.

By:
W. Barry Gilbert
Chief Executive Officer

[Signature Page – Asset Purchase Agreement]

SELLER:

SOUTHERN CALIFORNIA BRAIDING CO., INC.

By:

Name:
Title:

SHAREHOLDERS:

CRAIG PFEFFERMAN

LEO P. McINTYRE, TRUSTEE OF THE
McINTYRE SURVIVORS TRUST RESTATEMENT
DATED JUNE 13, 2006, CREATED UNDER THE
McINTYRE FAMILY TRUST DATED
OCTOBER 4, 1993

LEO P. McINTYRE, TRUSTEE OF THE
EXEMPTION TRUST CREATED UNDER THE
McINTYRE FAMILY TRUST DATED
OCTOBER 4, 1993 AS AMENDED AND
RESTATED IN ITS ENTIRETY DATED JULY 12, 2005

LEO P. McINTYRE

[Signature Page – Asset Purchase Agreement]

GUARANTOR:

Guarantor executes this Agreement for the sole and limited purposes of evidencing its agreement to Section 2.8 and Article 5 hereof.

IEC ELECTRONICS CORP.

By:
W. Barry Gilbert
Chief Executive Officer

[Signature Page – Asset Purchase Agreement]

SCHEDULES TO ASSET PURCHASE AGREEMENT

1.1(a)	Designated Consents
2.1(c)	Assigned Contracts
2.3(d)	Assumed Liabilities
2.3(g)	Excluded Assets
4.1	Qualification to Do Business
4.3	No Conflicts; Consents
4.4	Financial Statements
4.5	Undisclosed Liabilities
4.6	Absence of Changes, Events and Conditions
4.7	Material Contracts
4.8(a)	Title to Purchased Assets; Third Party Owned Assets
4.8(b)	Third Party Equipment
4.8(c)	Personal Property Leases
4.9	Condition/Sufficiency of Assets
4.10(b)	Real Property
4.10(f)	Modifications to Real Property
4.11(a)	Intellectual Property Registrations and Assets
4.11(b)	Encumbrances on Intellectual Property
4.11(d)	Intellectual Property Inbound Licenses
4.11(f)	Intellectual Property Outbound Licenses
4.12	Inventory
4.14(a)	Customers
4.14(b)	Suppliers
4.14(c)	Exclusive Suppliers
4.15	Insurance
4.16(a)	Legal Proceedings
4.17(b)	Permits
4.18(b)	Environmental Matters
4.18(c)	National Priorities List
4.18(e)	List of Storage Tanks
4.18(f)	Hazardous Materials
4.18(h)	Environmental Reports
4.18(j)	Environmental Attributes
4.19	Employee Benefit Plans
4.20(a)	Employment Matters
4.20(c)	Compliance With Employment Laws
4.22	Brokers

EXHIBITS TO ASSET PURCHASE AGREEMENT

A	Escrow Agreement
B	Bill of Sale
C	Assignment and Assumption Agreement
D	Intellectual Property Assignments
E	Power of Attorney